EXHIBIT 11.01

GERDAU CODE OF ETHICS

Guiding your decisions in the right direction.

LETTER FROM THE PRESIDENT

Ethics has always been a very strong value for our Company and has supported our actions for more than 100 years. I am very proud of our tradition of integrity and have made it my mission to ensure it remains live in the present and future.

Integrity, consistency and seriousness are words that summarize our business conduct and are the cornerstone for our Code of Ethics. This document reinforces our commitment and responsibility with all stakeholders: customers, shareholders, employees and communities. It also reinforces the clear and transparent conduct expected of all Gerdau employees.

This Code of Ethics applies to all Gerdau employees around the globe. It helps us act with responsibility by spelling out relevant legal issues and focusing on crucial ethical conduct for a world-class Company like ours. It is instrumental that all employees comply with this Code.

It is important to reinforce that ethics is essential to our Company’s existence in the short and long-term as it allows us to build and sustain a successful business based on respect for all stakeholders we interact with.

“Integrity is perhaps the most important word we can speak of right now — the one that best represents our behavior. We have never given up on it, and we will not in the future. This is the word that supports our success.”

Jorge Gerdau Johannpeter. Quote from speech during Gerdau’s 100th anniversary celebration in 2001

The foundation for our Code of Ethics is our core values:

Be the CUSTOMER’s choice

SAFETY above all

Respected, engaged and fulfilled EMPLOYEES

Pursuing EXCELLENCE with SIMPLICITY

Focus on RESULTS

INTEGRITY with all stakeholders

Economic, social and environmental SUSTAINABILITY

“By acting in accordance with this Code, we are acting in accordance with the values of our Company.

I count on your dedication and commitment to read and practice our Code of Ethics. By doing so, you will honor the history of our Company and strengthen the values that guide our existence”.

Sincerely,

André B. Gerdau Johannpeter

President and CEO

TABLE OF CONTENTS

INTRODUCTION

MAKING ETHICAL DECISIONS

BE THE CUSTUMERS CHOICE

• Fair dealing with customers

SAFETY ABOVE ALL

• Health and safety

RESPECTED, ENGAGED AND FULFILLED EMPLOYEES

• Respectful work environment

• Fairness and equal employment opportunity

• Personal data privacy

PURSUING EXCELLENCE WITH SIMPLICITY

Focus on results

• Care and proper use of Company property and resources

• Community, political and labor activities

• Protecting Company confidential information

INTEGRITY WITH ALL STAKEHOLDERS

• Fair dealing with third parties

1. Suppliers

2. Competitors

• Fair competition and antitrust

• Insider trading

• Accuracy of Company books and records

• Conflicts of interest

• Improper payments and relationships with governments

• Gifts and entertainment

ECONOMIC, SOCIAL AND ENVIRONMENTAL SUSTAINABILITY

• Humane working sonditions

• Transparency

• Environmental sustainability

• Compliance with laws and regulation

RAISING CONCERNS AND ETHICS HELPLINE

COMPLIANCE

GLOSSARY

INTRODUCTION

This Code of Ethics contains the primary business ethics guidelines for conducting our operations. It is applicable to employees at all operations, including subsidiary companies. We expect that our leaders and employees will act in accordance with both the letter and content of this Code.

MAKING ETHICAL DECISIONS

Before deciding whether a behavior or activity is appropriate ask yourself:

1. Is this against the law?

2. Is this against the Code of Ethics or other Company policies, practices or guidelines?

3. Is this inconsistent with our Company Values?

If the answer to any of the questions above is yes, the behavior or activity in question is not appropriate.

In addition, ask yourself whether you would be proud to tell your friends or family about it, or whether you would like to read about it in the newspaper. If you would not be comfortable doing so, then you need to seek advice before proceeding.

If you are not sure, always ask for advice!

BE THE CUSTOMER’S CHOICE

Our customers are the main reason for our existence. Being our customers choice should be our main commitment. We cannot meet our customers expectations without engaging in ethical conduct at all times.

FAIR DEALING WITH CUSTOMERS

Honesty and transparency are important when dealing with customers. We dealings. Employees should never offer for sale or advertise anything they know cannot be delivered.

For help on this subject, please consider the following steps:

Talk to your Supervisor	Contact the Ethics Helpline

SAFETY ABOVE ALL

We want to have a work environment in which all employees feel safe. Health and safety are subjects of great importance to Gerdau. For this reason, we have adopted a policy in which people’s lives and well-being take priority over all other objectives.

You can help Gerdau live up to this value by acting in the following ways:

• HEALTH AND SAFETY

Health and safety are everyone’s responsibility. While the Company invests in equipment, resources, training and development of standards, employees must follow all the laws, policies, practices and procedures related to health and safety.

Moreover, employees are expected to demonstrate a personal commitment towards safety. Reporting unsafe situations and working diligently to resolve them are examples of this commitment. Leaders must take safety concerns very seriously and give appropriate priority to resolving them.

I just identified a safety concern in my work area. Is this an issue which should be reported to the Ethics Helpline?

If the situation represents a risk to employees, no. Safety concerns which put employee safety or lives at risk are urgent and, as such, should be dealt with immediately. Your supervisor, as well as health and safety personnel, are the closest resources and the ones that can do something immediately to avoid accidents. They should be contacted first. Contact your manager’s supervisor, if necessary.

For more information, consult our Policy on Health and Safety, Environment and Quality.

For help on this subject, please consider the following steps:

Talk to your Supervisor  Contact the Health and Safety department  Contact the Ethics Helpline

RESPECTED, ENGAGED AND FULFILLED EMPLOYEES

Respecting people who share our work environment and those who we interact with is paramount. Commitment is like feeling personal responsibility towards achieving results; it means protecting the Company’s interests as if they were your own; it means acting as part of the team.

Respect, commitment and personal fulfillment are equally important. Having a positive and pleasant work environment is essential towards having employees who feel fulfilled and engaged for working at Gerdau.

We can help Gerdau live up to this value through the following:

• RESPECTFUL WORK ENVIRONMENT

Everyone is required to treat one another with respect and dignity. We want our work environment to be free of harassment of any kind, such as workplace intimidation, and discriminatory or sexual harassment.

Sexual harassment is defined as an unwelcome sexual advance, any request for sexual favors, visual displays of inappropriate material, or any other verbal or physical conduct of a sexual nature in the workplace.

Workplace intimidation may take the forms of:

• Verbal offenses;

• Humiliating treatment; or

• Threats.

What is sexual harassment?

Sexual harassment is defined as an unwelcome sexual advance, any request for sexual favors, visual displays of inappropriate material, or any other verbal or physical conduct of a sexual nature in the workplace.

An inappropriate joke is circulating among my colleagues in the department. It makes reference to my race in a negative way.

Can this be considered discrimination?

Yes, this can be considered a form of discrimination and could create a hostile environment, although your colleagues may not have intended to offend you.

Employees must avoid jokes, epithets, slurs and any other negative reference to:

• Race

• Color

• Age

• Gender

• Religion

• Marital status

• National origin

• Disability

• Sexual orientation

For help on this subject, please consider the following steps:

Talk to your Supervisor   Contact the local HR     Contact the Ethics Helpline

Some laws around the world determine specific procedures for dealing with cases of disrespect in the work environment, such as local committees, which can also be used.

• FAIRNESS AND EQUAL EMPLOYMENT OPPORTUNITY

Gerdau seeks to provide a work environment in which all employees are treated fairly, without discrimination.

Decisions regarding hiring, promotions, dismissals, transfers, compensation and training should be made based on work-related criteria, such as, education, experience, skills, performance, values and leadership. Race, color, religion, sex, age, marital status, sexual orientation, national origin and disability must not influence career decisions.

For help on this subject, please consider the following steps:

Talk to your Supervisor   Contact the local HR     Contact the Ethics Helpline

• PERSONAL DATA PRIVACY

Gerdau respects the privacy of our employees. Therefore, we require, obtain and use personal information only to the extent necessary for the effective management of the business and only in compliance with laws and regulations regarding this matter.

Laws concerning data privacy vary widely from country to country. Therefore, it is important that all employees dealing with personal data be aware of the legal requirements applicable to the work they do.

The Company must take all necessary measures to ensure the protection of personal information. Employees that have access to personal information may only use it as required for Company business.

We all have an obligation to ensure the confidentiality of personal data.

I work in HR and I got a call from a bank asking for the personal telephone number and home address of one of our employees. Can I tell them?

No, you cannot provide this information, nor can you confirm any information the bank may have. This is personal data that belongs to each employee - it is not within your or the Company’s rights to provide it to third parties.

For help on this subject, please consider the following steps:

Talk to your Supervisor   Contact the local HR    Contact the Ethics Helpline

PURSUING EXCELENCE WITH SIMPLICITY

Pursuing excellence is one of Gerdau’s objectives and we all should commit to it. We want to continuously improve the way we do things. However, we should never lose track of simplicity, because it helps us to be efficient and avoid waste.

FOCUS ON RESULTS

Gerdau considers growth and profitability a vital need for its survival and for the progress of society as a whole. By being profitable, Gerdau maintains and strengthens its capacity to create jobs, fulfill commitments, reinvest, build new capital, and adapt itself to technological progress, in addition to serving the economic and social needs of our communities.

Therefore, pursuing good results should be everybody’s objective and it involves focusing on professional activities and protecting Gerdau’s property. Live this value by adopting the following behaviors:

• CARE AND PROPER USE OF COMPANY PROPERTY AND RESOURCES

Care and proper use of Company property contribute to the pursuit of productivity, results and the continuity of our business.

Employees should protect Company assets and resources with the same diligence they would apply to their own property. It is also important to use them appropriately, for legitimate business purposes.

Company assets and resources should be protected from loss, damage, theft, misuse or illegal use.

Examples of property owned, licensed or otherwise belonging to the Company:

• Facilities, equipment and parts;

• Computers and software;

• Internet Access;

• Email;

• Telephones, both land-lines and mobile;

• Photocopiers;

• Job materials and other supplies;

• Vehicles;

• Intellectual property, such as Gerdau’s name and brand.

Special attention should be taken when using Company IT resources, such as e-mail and Internet access. Transmission or access to inappropriate content is not allowed.

Examples of inappropriate content include:

• Pornography or obscenity;

• Discrimination;

• Terrorism;

• Sale of products unrelated to the business;

• Chain letters;

• Games.

Can I use the Company’s computer and Internet access to search for something not related to work?

Personal use is permitted as long as it is occasional and limited. Personal use should never affect your work productivity. Accessing Internet banking, reviewing physical exam results or searching for a doctor’s telephone number are examples of permitted personal use, while watching a sports video or accessing pornography are examples of prohibited conduct.

For more information on proper use of IT resources, review the Corporate Guideline for Information Security.

For help on this subject, please consider the following steps:

Talk to your Supervisor   Contact the Ethics Helpline

COMMUNITY, POLITICAL AND LABOR ACTIVITIES

Although Gerdau supports the rights of its employees to participate in political, community, labor and other affairs not directly related to their jobs with the Company, it is Gerdau’s position that unless they are sponsored by the Company, these activities must take place on the employee’s own time and not use any Company assets.

This means that work time, as well as Company resources (such as e-mail, photocopying, computers, etc.), should not be used for these purposes, nor should the development of such activities by employees involve Gerdau’s name, brand, or any other Company property.

Gerdau resources cannot be used as donations or contributions to candidates or political parties without prior Company approval. For more information about this subject, contact the responsible for Public Affairs in your business division.

For help on this subject, please consider the following steps:

Talk to your Supervisor  Contact the local HR    Contact the Ethics Helpline

PROTECTING COMPANY CONFIDENTIAL INFORMATION

Information is an important Gerdau asset. Improper disclosure of information, even if accidental, may put the Company at a disadvantage, and could cause financial losses or reputation damage.

Employees should treat all non-public information confidentially. This means protecting it from undue access or disclosure.

Public disclosure of Gerdau confidential or proprietary information is always subject to prior Company authorization.

Ways to protect confidential information include:

• not discussing Company business in public;

• using password protection on computer files;

• not sharing system passwords;

• securing sensitive information in locked files and cabinets;

• shredding documents containing confidential information.

For help on this subject, please consider the following steps:

Gerdau resources cannot be used as donations or contributions to candidates or political parties without prior Company approval. For more information about this subject, contact the responsible for Public Affairs in your business division.

Our duty to protect Company confidential information continues even after the employment relationship with Gerdau no longer exists.

For more information on protecting Company confidential information, review the Corporate Guideline for Information Security.

I was about to throw away some files in my department when I was told they may contain confidential information. What type of information is considered confidential and should be destroyed before discarding?

Confidential information is any information that may cause damage to the Company if improperly disclosed. Some examples of confidential information are:

• pricing;

• investment and expansion plans;

• business results;

• personal employee information;

• business management policies and practices;

• important projects, such as acquisitions;

• applications for new trademarks or patents;

• information about companies with which we do business;

• production data.

For help on this subject, please consider the following steps:

Talk to your Supervisor   Contact the Ethics Helpline

C

INTEGRITY WITH ALL STAKEHOLDERS

Acting with integrity means doing business honestly. It means doing the right thing. It is to comply with the law. The practices below outline Gerdau’s expectations with respect to:

• FAIR DEALING WITH THIRD PARTIES

Gerdau believes that dealing with competitors and suppliers fairly is critically important for our long-term success. We must treat all parties with whom we interact with the same integrity and honesty with which we expect to be treated.

1.              SUPPLIERS

It is crucial that our relationship with suppliers be based on integrity. In some areas, such as supplier selection, special consideration is required. Scope, price, quality, expertise, reputation, as well as terms and conditions, should be the only factors guiding such decisions. Employees must never negotiate with a supplier in return for personal benefits and we must make decisions solely on objective business-related criteria. Please refer to sections CONFLICTS OF INTEREST and GIFTS AND ENTERTAINMENT.

A friend of mine owns an IT maintenance company that is going to take part in our next bidding process. I would like to help him and thought about telling him the price of our current contract so thathe can prepare a proposal close to what we are accustomed and willing to pay. Is there anything wrong with that?

Yes, there is. That would be inappropriate. You cannot provide information to any participant that will subsequently give them an advantage over the others. Remember that we are committed to equality and fairness of the vendor selection process. In addition, by providing information you may not be in compliance with a clause of the contract we signed with the current supplier, in which we commit ourselves to keeping the business deal information confidential. It is also inappropriate, after closing the bidding, to release the agreed pricing to non-selected vendors.

I am responsible for purchasing one of our main raw materials and I have a good relationship with our supplier. My son needs a job and I thought about asking the supplier to hire him. Is there anything wrong with that?

Yes, there is. The granting of the job on the supplier’s part might create an expectation for future favors. In other words, you might feel obliged to provide special treatment to the supplier in the future, such as favoring it during a selection or renegotiation process.

For help on this subject, please consider the following steps:

Talk to your Supervisor   Contact the Ethics Helpline

2.              COMPETITORS

Competing fairly with competitors means more than merely avoiding anticompetitive conduct. Our employees must respect the work of our competitors, refraining from making untrue statements about their products or services.

• FAIR COMPETITION AND ANTITRUST

We believe that everyone benefits from free, fair and open markets. Preserving independent competition among competitors and prohibiting unreasonable restraints of trade are the objectives of many competition laws around the world, sometimes known as antitrust laws, many of which are applicable to Gerdau.

Employees must not engage in any anticompetitive conduct, and must strive to avoid even the appearance of a possible violation. Penalties for violations of fair competition/antitrust laws are severe, affecting the Company and in some cases can include personal criminal liability of employees.

Employees with sales and marketing responsibilities or commercial contacts, or who attend trade association or industrial group meetings (in which members of the industry participate), must be particularly aware of these obligations under the antitrust laws.

Examples of antitrust violations include:

• Price fixing or bid rigging;

• Market or customer allocation;

• Refusal to sell.

I work in sales and yesterday I attended a construction trade fair, where I met an acquaintance who works for a competitor. He mentioned that the competition between our companies is very aggressive and that it would be better for everyone if we determined which customer each company would sell to. He told me to think about the subject. I will probably see him again soon and I want to know how I should proceed.

This practice is called customer allocation and should never be carried out or even discussed with competitors. It is an unfair practice which deprives customers of the right to choose companies and unfairly raises price. This situation should be reported to your immediate supervisor and to the Legal department immediately.

For help on this subject, please consider the following steps:

Talk to your Supervisor   Contact the Legal Department    Contact the Ethics Helpline

• INSIDER TRADING

Gerdau’s operations include many business entities in different countries. Some of these companies’ shares are traded in public markets. We are committed to fairness in the securities markets in every country where we operate, and we respect all applicable securities laws and regulations.

Employees and agents of the Company are strictly prohibited from trading in shares when they are in possession of material inside information that has not been made public. We also may not pass such information to others who may trade on the information (a practice known as “tipping”).ne

Ethics Helpline

Material inside information is undisclosed information concerning Gerdau’s business that, if disclosed to the public, could influence an ordinary investor’s decision to buy or sell Gerdau stock or other securities.

Gerdau establishes “black out periods” during which certain Gerdau employees who have access to such relevant information may not engage in transactions involving the Company’s securities. Pay attention to communications about “black out periods”.

We are negotiating a transaction with a major customer that, if closed, is going to boost its share prices. May I buy this customer’s stock?

If the transaction has not yet been made public, you may not buy the stock. This would be trading on material non-public information and would harm the market. This is unfair to other investors who do not have access to this information.

Please keep in mind that we must not trade based on nonpublic information we may have learned during the course of our business relationships about our customers, suppliers or other business partners.

Examples of material inside information:

• Undisclosed financial results and data

• Mergers and acquisitions

• Undisclosed products

• Significant vendor or procurement contracts

• Plans and strategies, including investments

Note that securities laws and policies regarding trading can vary by country. Be sure to check local legislation and Company policy before trading.

For help on this subject, please consider the following steps:

Talk to your Supervisor   Contact the local HR    Contact the Ethics Helpline

• ACCURACY OF COMPANY BOOKS AND RECORDS

Accurate books and records allow the Company to make informed business decisions, as well as fulfill its legal obligations. It also helps the Company to maintain its reputation of integrity with government agencies and stakeholders.

All Company transactions must be accurately reflected in our books and records, in a timely manner. Records must be complete, correct and reliable, as well as supported by appropriate documentation. “Off-the-books” assets and funds are not acceptable under any circumstances.

All of us are responsible for ensuring the accuracy of our records and accounts. This reinforces our practice of adopting high accounting, auditing and financial standards.

Does this standard apply to me since I do not work in finance or accounting?

Yes. Sales records, invoices, timesheets, expense and travel reports, performance assessments, etc., are also all company records, which need to be properly recorded.

For help on this subject, please consider the following steps:

Talk to your Supervisor   Contact the Ethics Helpline

• CONFLICTS OF INTEREST

It is important that we prevent conflicts of interest, while at the same time respecting the personal affairs of employees. A potential conflict of interest arises when we become involved, directly or indirectly, in a situation that could impair, or be perceived to impair, our business judgment.

Examples of possible conflicts of interest include:

• You hire a Gerdau supplier personally and this particular relationship prevents you from making impartial decisions as a professional of the Company;

• You have another job which could affect your performance with the Company, or involves your use of the Company’s resources or knowledge/information;

• You have a personal financial investment in a customer, supplier, competitor or other related company and your position at Gerdau could allow you to favor those companies.

Should a conflict of interest arise, employees must disclose it internally, by (1) talking to their supervisor or (2) contacting HR or the Legal department. Supervisors, HR and Legal department can help to assess the existence of such a conflict and discuss possible solutions.

I am going to throw a private birthday party and I want to hire the company that caters Gerdau’s year-end parties. Is there any restriction related to this?

Yes, there may be restrictions if you are involved in hiring the caterer for Gerdau to avoid the appearance of impropriety. For example, the caterer may feel pressure to give you a better rate in return for your selection of the caterer for future Gerdau events.

In addition to the job I hold at Gerdau, I am a college professor. Is there anything wrong with that?

That is not a problem, provided that you do not pass on confidential information about Gerdau in your classes. In addition, that job must neither harm your productivity with the Company, nor use Gerdau resources. In other words, you cannot use your time at the Company to prepare your classes or, for example, use Gerdau printers and paper to print out your teaching materials.

One of our major business partners is a publicly traded company and I own a few of its shares. Am I in a situation of conflict of interest?

Ownership of a small amount of publicly traded Company’s shares does not typically create a conflict of interest. You would only be in a position of conflict if you have decision-making power over a business deal capable of influencing the partner’s results or share price.

Family relations or personal relationships with other employees, suppliers or customers can, under certain circumstances, generate a conflict of interest or violate company policy. For more information about these subjects, contact local HR.

For help on this subject, please consider the following steps:

Talk to your Supervisor   Contact the local HR    Contact the Ethics Helpline

• IMPROPER PAYMENTS AND RELATIONSHIPS WITH GOVERNMENTS

Corruption harms society in many different ways, damaging a country’s political, economic and social well-being.

It is strictly prohibited to use Company funds or assets to grant unlawful or improper benefits, payments or transfers of anything of value (including services or entertainment) to government personnel and other officials to improperly obtain or retain business, or for any other improper purpose or business advantage.

This prohibition applies to direct or indirect payments (made through third parties) and is intended to prevent bribes, kickbacks or any other form of benefit in exchange for an improper advantage.

An illegal or improper payment can devastate the Company’s image, apart from creating civil and in certain cases even criminal liability to the Company and employees involved. Some laws on the matter have very broad definitions of “bribery” and one can be prosecuted for not being aware that the action practiced is considered a crime. Also, an increasing number of countries have laws prohibiting bribery even when it is committed outside of those countries’ own borders.

Employees should exercise great care on this issue, and should solicit guidance from the Legal department when needed.

I am concerned that one of Gerdau’s external consultants is making illegal payments to facilitate relations with local government officials. Recently he asked us to increase his commission without justification and I suspect he is using the money to improperly obtain environmental licenses. What should I do?

You should report your suspicion to your immediate supervisor or use the Ethics Helpline. The fact that an external consultant is involved may still expose Gerdau and some employees to possible criminal prosecution. Bribery is never acceptable. Remember, Gerdau expressly prohibits improper payments in all business dealings, in every country around the world, with both governments and the private sector.

We are implementing a business operation abroad. One of the local government officials said his brother is unemployed and gave the impression that if we hired him, he would grantall authorizations we need to start the business. Is this a form of corruption?

Even though the benefit requested is not money, it is certainly a form of corruption. The government activity of granting authorizations and licenses would be improperly influenced by a private benefit. You should not accept this kind of offer and should immediately inform your supervisor.

For help on this subject, please consider the following steps:

Talk to your Supervisor   Contact the local HR    Contact the Ethics Helpline

GIFTS AND ENTERTAINMENT

Strong relationships with business partners are important for any business.

Gifts and entertainment are courtesies which help foster such relationships — in some cultures more than in others.

Generally, Gerdau allows giving or receiving gifts and entertainment to nongovernment entities, as long as they are appropriate. In other words, as long as they do not create a feeling in the receiving person that they should do something in exchange.

Inappropriate gifts or entertainment may cause negative consequences for the company, such as unduly influencing business decisions (or creating the appearance of influence) or creating conflicts of interest.

Policies and rules with respect to gifts vary from country to country. Be sure to check the existence of local policy before giving or receiving gifts.

How will I know if a gift is appropriate or not?

Generally, appropriate gifts are those of nominal value, often containing the corporate logo, and which are widely distributed to all. Office items, such as mouse pads, calendars, diaries and pens, as long as they are not expensive, are considered appropriate. Furthermore, consumable products such as a basket of food or a box of chocolates — to the extent that they are of nominal value — may also be appropriate, depending on the culture and local policies.

If you received a gift which is inappropriate, you should show appreciation for the sender’s generosity, explain the rationale of Gerdau’s policy and diplomatically decline the gift. If declining the gift would create ill will with the giver of the gift, then discuss with your supervisor the best course of action to take.

The Company recognizes that determining whether a gift or entertainment is appropriate is not easy. Choosing the right course of action may also be difficult.

That is why, whenever the gift or entertainment is not clearly appropriate and therefore capable of influencing professional decisions, employees are expected to discuss the situation with their supervisor, who will help determine the best course of action.

ATTENTION! Providing gifts and entertainment to government officials, even in modest amounts, can bring serious adverse legal consequences for the Company. Please refer to section IMPROPER PAYMENTS AND RELATIONSHIPS WITH GOVERNMENTS.

I am responsible for purchasing cars for the Company. I check prices with different car dealers and decide which dealer to buy from. We have been using the same car dealer for a number of years and he offered me a substantial discount on a car I was looking to buy for my personal use. May I accept it?

Because you decide whether the Company buys cars from this particular supplier, you should not accept it. By accepting it, you might be creating an expectation that you will favor the dealer in negotiations. Remember, the offer must not put you in a situation where your professional judgment may be compromised (or create the appearance of being compromised).

For help on this subject, please consider the following steps:

Talk to your Supervisor   Contact the local HR    Contact the Ethics Helpline

ECONIMIC, SOCIAL AND ENVIRONMENTAL SUSTAINABILITY

Gerdau is committed to being a responsible company. That means considering the interests of all stakeholders, and promoting sustainability in all areas: economic, social and environmental.

In regards to social sustainability, Gerdau has a long history of supporting the interests of communities in a wide variety of ways. Social responsibility is part of the Company’s culture and many of our employees are actively engaged in activities that support and enhance the communities where we live and work.

Gerdau pursues sustainable results. We want our success to be based on honest business practices. Follow Gerdau’s corporate responsibility by observing the following:

• HUMANE WORKING CONDITIONS

Gerdau, as a world class company, respects fundamental human rights. This is one of the ways in which we contribute to a better world.

Inhuman or degrading work conditions are never acceptable, nor are violations of fundamental rights, such as child labor and forced/slave labor.

Talk to your Supervisor   Contact the Ethics Helpline

• TRANSPARENCY

Gerdau is committed to provide full, accurate, timely and understandable disclosures in public communications and reports that are filed with or submitted to government agencies.

All employees who play a part in preparing this information have a responsibility to ensure truthfulness, as well as to ensure compliance with applicable legislation and company policies and procedures.

For help on this subject, please consider the following steps:

Talk to your Supervisor   Contact the Ethics Helpline

• ENVIRONMENTAL SUSTAINABILITY

The Company’s commitment to the environment is to not only comply with legislation, but also to promote sustainable development whenever feasible.

This requires significant investments in our environmental management system, which comprises investment in equipment, research, training, policies and procedures. Employees are also part of the environmental commitment — they should comply with Company standards, as well as report suspected irregularities in this area to their supervisors.

To learn more about this subject, review our Policy on Health and Safety, Environment and Quality.

For help on this subject, please consider the following steps:

Talk to your Supervisor     Contact the Environmental department     Contact the Ethics Helpline

• COMPLIANCE WITH LAWS AND REGU LATIONS

Gerdau strives to comply with all laws, rules and regulations that apply to our businesses.

Everyone must be aware of and understand all of the standards that apply to our professional activities and act in accordance with them. This includes laws, regulations, internal company policies and procedures.

Sometimes legal obligations are not straightforward and questions may arise. In such situations, as well as when you may have concerns about noncompliance, employees should seek guidance.

For help on this subject, please consider the following steps:

Talk to your Supervisor     Contact the Legal Department     Contact the Ethics Helpline

RAISING CONCERNS and ETHICS HELPLINE

It is important that Gerdau be aware of questions and possible violations related to this Code, so that guidance can be provided and improper behavior corrected. That is the reason we expect our employees to raise any ethical concerns internally.

Generally, your supervisor is in the best position to help you with ethics concerns and you should talk to them about it first.

However, this is not the only option. Also consider contacting the next level of management. For ethical issues related to your work environment, contact local HR.

If you do not feel comfortable contacting these resources or have done so and the issue remains a concern, please access the Ethics Helpline through:

Brazil, Spain and Latin America

Ethics Helpline

Gerdau NET or extension1901

North America

Ethics Helpline

1-800-732-7116

You may access the Ethics Helpline 24 hours a day all year long to send a written report or record your voice message. Pay attention to guidance on basic information you should provide in order to enable us to proper investigate and handle the issue. We will make every effort to ensure the confidentiality of reports.

Employees must also be aware that the Company will not tolerate retaliation for using the Helpline and will make all efforts to prevent this type of conduct.

You may also contact the Audit Committee/Tax Board for ethical issues related to fraud or accounting and auditing controls.

You may contact the Gerdau Audit Committee by sending a written description of your concern to Av. Farrapos, 1811.

Porto Alegre — RS. Brazil. Zip Code 90220-005.

GLOSSARY

Antitrust: anti-competitive practices that damage the market and ultimately consumers.

Political activity: participation in election campaigns, political/partisan activities, etc.

Employees: this term includes board members, officers, employees, interns, apprentices and other personnel that work at Gerdau.

Entertainment: includes parties, tickets to cultural and sports events, traveling, lodging, etc.

Compliance: means acting in compliance with guidelines, policies, regulations and local and international laws. At Gerdau, it is also a department which, together with Legal and HR, aims to keep the company operating in compliance with applicable laws.

Expertise: specialty, specific knowledge.

Insider trading: trading stock or other securities based on material, nonpublic information, harming the market and ultimately other investors.

Other third-parties: consultants, community, press, shareholders, business entities and any other person or entity that is not part of Gerdau.